Western New England Bancorp, Inc. 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-73132, 333-256292, 333-197928 and 333-214261) on Form S-8 of our reports dated March 10, 2023, relating to our audits of the consolidated financial statements and effectiveness of internal control over financial reporting of Western New England Bancorp, Inc. and subsidiaries, which reports appear in this Annual Report on Form 10-K of Western New England Bancorp, Inc. for the year ended December 31, 2022.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 10, 2023